Exhibit 5.1

Chrysler Center
666 Third Avenue
New York, NY 10017
212 935 3000
mintz.com

September 27, 2019

XpresSpa Group, Inc.

780 Third Avenue, 12th Floor

New York, New York 10017

Ladies and Gentlemen:

We have acted as counsel for XpresSpa Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) originally filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2019, as amended on September 27, 2019, under the Securities Act of 1933, as amended (the “Act”), covering the offering for resale, on a delayed or continuous basis, of the following:

(i)	200% of the 449,800 shares (or 899,600 shares) of common stock of the Company, par value $0.01 per share (the “Common Stock”), issuable upon the exercise of Series F Convertible Preferred Stock at a conversion price equal to $2.00 per share (the “Series F Shares”);

(ii)	200% of the 1,445,816 shares (or 2,891,632 shares) of Common Stock underlying shares of Series E Convertible Preferred Stock issuable upon conversion of an aggregate principal amount of $2,500,000 of unsecured convertible notes due May 31, 2022, plus interest payable thereon (the “Calm Notes”), at a conversion price equal to $2.00 per share (the “Calm Note Shares”);

(iii)	200% of the 1,500,000 shares (or 3,000,000 shares) of Common Stock issuable upon conversion of the Company’s previously issued Series E Convertible Preferred Stock, at a conversion price equal to $2.00 per share (the “Series E Shares”);

(iv)	200% of the 937,500 shares (or 1,875,000 shares) of Common Stock issuable upon the exercise of warrants (the “Calm Warrants”) at an exercise price equal to $2.00 per share (the “Calm Warrant Shares”);

(v)	200% of the 4,156,275 shares (or 8,312,550 shares) of Common Stock issuable pursuant to that certain Second Amended and Restated Convertible Promissory Note, dated July 8, 2019 (the “B3D Note”), which are issuable upon (a) conversion of an aggregate principal amount of $7,000,000 of senior secured convertible notes due May 31, 2021 at a conversion price equal to $2.00 per share, (b) as accrued and unpaid interest payable thereon and issuable at the Company’s option in lieu of a cash payment of interest at a price per share equal to 90% of the volume weighted average price of Common Stock on the trading date immediately preceding the date of delivery of the Company’s exercise notice, and (c) as certain make-whole payments to the extent that the accrued and unpaid interest amount described above is less than 90% of the average volume weighted average price of Common Stock for the 30 trading days prior to the interest deferment date (or if not a trading day the next succeeding trading day) (the “B3D Shares”);

(vi)	200% of the 8,831,540 shares (or 17,663,080 shares) of Common Stock issuable upon conversion of the Company’s Series D Convertible Preferred Stock, at a conversion price equal to $2.00 per share (the “Series D Shares”);

(vii)	200% of the 79,406 shares (or 158,812 shares) of Common Stock issuable upon the exercise of warrants originally issued in December 2016 (the “December 2016 Warrants”), at an exercise price equal to $2.00 per share (the “December 2016 Warrant Shares”); and

(viii)	100% of the 106,524 shares of Common Stock issued in connection with that certain Agreement and Plan of Merger by and among FORM Holdings Corp., FHXMS, LLC, XpresSpa Holdings, LLC and Mistral XH Representative, LLC, as representative of the unitholders, dated October 25, 2016, as subsequently amended (the “Merger Agreement”), and in connection with a related subscription agreement (the “Subscription Agreement”) between the Company and a unitholder (the “Merger Shares”).

September 27, 2019

As counsel to the Company, we have examined such corporate records, documents, agreements and such matters of law as we have considered necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. Upon the basis of such examination, we advise you that in our opinion that:

(i)	the Series F Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series F Convertible Preferred Stock in accordance with the terms of that certain Certificate of Designation of Preferences, Rights and Limitations of Series F Convertible Preferred Stock, will be validly issued, fully paid and nonassessable;

(ii)	the Calm Note Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series E Convertible Preferred Stock and in accordance with the terms of that certain Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, and the terms of the Calm Notes, will be validly issued, fully paid and nonassessable;

(iii)	the Series E Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series E Convertible Preferred Stock in accordance with the terms of that certain Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, will be validly issued, fully paid and nonassessable;

(iv)	the Calm Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon the exercise of the Calm Warrants and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable;

(v)	the B3D Shares have been duly authorized and reserved for issuance, and, when issued upon the conversion of the B3D Note (or as payment pursuant thereto) and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable;

(vi)	the Series D Shares have been duly authorized and reserved for issuance, and, when issued upon conversion of the Series D Convertible Preferred Stock and in accordance with the terms of that certain Certificate of Designation of Preferences, Rights and Limitations of Series D Convertible Preferred Stock, will be validly issued, fully paid and nonassessable;

(vii)	the December 2016 Warrant Shares have been duly authorized and reserved for issuance, and, when issued upon the exercise of the December 2016 Warrants and in accordance with the terms thereof, will be validly issued, fully paid and nonassessable; and

(viii)	the Merger Shares have been duly authorized and reserved for issuance and are validly issued, fully paid and nonassessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the United Stated federal laws, and we disclaim any opinion whatsoever with respect to matters governed by the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MINTZ LEVIN, COHN, FERRIS, GLOVSKY & POPEO, P.C.

BOSTON       LONDON       LOS ANGELES       NEW YORK       SAN DIEGO       SAN FRANCISCO      WASHINGTON

MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.